Exhibit 10.2

STATE OF HAWAII

NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY

SUBLEASE NO. K-26

between

NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY

in relation with the State Department

of Business, Economic Development and

Tourism

and

CELLANA LLC

a Delaware corporation

covering

6.216 acres of land at

Keahole, North Kona, Hawaii

•

TABLE OF CONTENTS

TERM OF SUBLEASE		2

RENTAL		2
1.	Rental fees	2
2.	Reopening of monthly rental fees	6
3.	Determination of fixed rental fees and percentage rent upon reopening of the annual rent	6
4.	Business records	8
5.	Royalty fee	9
6.	Additional rent	9

RESERVATIONS		9
7.	Minerals and waters	9
8.	Prehistoric and historic remains	10
9.	Ownership of fixed improvements	10

AGREEMENTS & COVENANTS BETWEEN PARTIES		10
10.	Payment of rent	10
11.	Taxes, assessments, etc	10
12.	Seawater, brackish water, potable water, and groundwater	10
13.	Utilities	11
14.	Equipment and apparatus	11
15.	Seawater systems and utility connections	12
16.	Operations	12
17.	Seawater discharges	12
18.	Sublessee responsibility	13
19.	Covenant against discrimination	13
20.	Sanitation, etc.	13
21.	Waste and unlawful, improper or offensive use of subleased premises	13
22.	Compliance with laws	14
23.	Inspection of subleased premises	14
24.	Improvements	14
25.	Repairs to improvements	14
26.	Non-adverse effects	14
27.	Non-obstruction reservations	14
28.	Liens	15
29.	Assignments	15
30.	Subletting	16
31.	Indemnity	16
32.	Costs of litigation	16
33.	Liability insurance	17
34.	Bond, performance	18
35.	Sublessor's lien	18
36.	Mortgage	18
37.	Breach and termination	19

i

38.	Right of holder of record of a security interest	20
39.	Condemnation	21
40.	Right to enter	22
41.	Inspection by prospective bidders	22
42.	Acceptance of rent not a waiver	22
43.	Ingress and egress	23
44.	Extension of time	23
45.	Justification of sureties	23
46.	Waiver, modification, reimposition of bond and liability insurance provisions	23
47.	Suspension of operations	24
48.	Quiet enjoyment	24
49.	Surrender	24
50.	Non-warranty	24
51.	Hazardous materials	24
52.	Level one (1) hazardous waste evaluation	25
53.	Fire and Extended Coverage Insurance	25
54.	Withdrawal	28
55.	Governmental permits	28
56.	Notices	28
57.	Bond, improvement	28
58.	No party deemed drafter: Headings	29
59.	Superseding agreement	29
60.	Modification of sublease	29
61.	Net Agreement	29
62.	"As-Is" Condition	29
63.	Accord and Satisfaction	29
64.	Entire Agreement	29
65.	Governing law	30
66.	Exhibits - incorporated in Sublease	30
67.	Partial invalidity	30
68.	Time is of the essence	30
69.	No partnership	30
70.	Authority	30
71.	No waiver	30
72.	Survey monuments	30
73.	Archaeological sites	30
74.	Environmental regulations	31

SPEC TERMS AND CONDITIONS		31
76.	Design standards	31
77.	Administrative rules	31
78.	Restoration of subleased land	31
79.	Sublease subject to master lease	32

DEFINITIONS		32

ii

SIGNATURE PAGE	33

ACKNOWLEDGMENT PAGE	35

EXHIBIT "A"	Project Proposal

EXHIBIT "B''	Site Survey Description

EXHIBIT "C"	Site Survey Map

EXHIBIT "D"	Federal Aviation Regulations, Part 77

EXHIBIT "E"	Assignment of Lease Evaluation Policy

EXHIBIT "F"	Master Lease

EXHIBIT "G"	UCC-1 Form

EXHIBIT "H"	NELHA Aquatic Species Health Management Program

iii

STATE OF HAWAII

THE NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY

SUBLEASE NO. K-26

THIS INDENTURE OF Sublease, made this 3rd. day of January 2008, but effective as of the first day of the sublease term, December 15th 2007, and superseding all prior agreements related to the subject property, by and between the NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY (NELHA), a body corporate and politic and an instrumentality and agency of the State of Hawaii organized pursuant to Hawaii Revised Statutes, Chapter 227D, as amended, hereinafter referred to as the "Sublessor", and whose business and post office address is 73-4460 Queen Kaahumanu Hwy., #101, Kailua-Kona, Hawaii 96740, and Cellana LLC, a limited liability corporation, under the laws of the State of Delaware, hereinafter referred to as "Sublessee", whose business and mailing address is 910 Louisiana St., Houston TX 77002.

WITNESSETH:

WHEREAS, the Sublessee desires to sublease certain NELHA leased land near Kona International Airport at Keahole, North Kona, Island of Hawaii, only for the purposes specified in the Sublessee's project proposal attached hereto as Exhibit "A" and incorporated by reference herein;

WHEREAS, the Sublessor recognizes Sublessee's benefits to the public and Sublessor;

WHEREAS, NELHA is the Lessee, and the Board of Land and Natural Resources is the Lessor under that certain master lease No. S-5619; and

WHEREAS, at a meeting of the Board of Land and Natural Resources held on June 22, 2001, the Board authorized its chairperson to review and approve on behalf of the Board requests made by NELHA to enter into subleases and related matters;

WHEREAS, at a meeting of the Board of Land and Natural Resources held on June 23, 2006 and October 27, 2006, has approved the amendment to General Sublease S-5619 for the purposes of waiving the lease requirement to obtain prior approvals for consents to its subleases, from the Board of Land and Natural Resources, its Chairperson, or its authorized representative.

NOW, THEREFORE, in consideration of the mutual promises provided herein, the parties hereto mutually agree as follows:

The Sublessor for and in consideration of the rent to be paid and of the terms, covenants, and conditions herein contained, all on the part of the Sublessee to be kept, observed, and performed, does hereby sublease unto the Sublessee, and the Sublessee does hereby sublease from the Sublessor the subleased premises identified as:

Lease Parcel J-1 being a portion of the NELHA site at Kalaoa 1", North Kona, Island of Hawaii, County and State of Hawaii, more particularly described in Exhibit "B" and as shown on the map marked Exhibit "C," hereto attached and made a part hereof for the only purposes and uses specified in the Sublessee's project proposal attached hereto as Exhibit "A" (hereinafter "permitted uses").

TERM OF SUBLEASE

TO HAVE AND TO HOLD the subleased premises unto the Sublessee for the term of thirty (30) years, commencing on the 15th day of December 2007, up to and including the 14th day of December 2037, unless sooner terminated as hereinafter provided, the Sublessor reserving and the Sublessee yielding and paying to the Sublessor at the Office of the Natural Energy Laboratory of Hawaii Authority, Kona, Hawaii, State of Hawaii, a monthly rental as provided herein, and a percentage of gross sales ("Percentage Rent”) more particularly described as follows

RENTAL

1.     Rental fees

In consideration of the property and services provided by the Sublessor, Sublessee agrees to pay Sublessor:

a) Fixed rental fee

A monthly fixed rental fee, calculated at ONE THOUSAND FIVE HUNDRED DOLLARS AND 00/100 ($1,500.00) per acre per month for improved/unimproved lands, payable in advance, without notice or demand, on the first day of each and every month. The fixed rental fee shall be based upon the entire area of the parcel, gross acreage of 6.216 acres, as shown on the survey map attached hereto as Exhibit "C". Based upon the gross acreage of 6.216 acres as shown on Exhibit "C," Sublessee shall pay a total monthly fixed fee of NINE THOUSAND THREE HUNDRED TWENTY FOUR DOLLARS AND 00/100 ($9,324.00).

b) Percentage rent.

If two percent (2%) of Sublessee's gross sales for any calendar year exceeds the amount of fixed rental fees already paid by Sublessee for such period, then Sublessee shall pay percentage rent equal to two percent (2%) of Sublessee's gross sales less the amount of fixed rental fees already received by Sublessor for said calendar year. The amount of fixed rental fees to be subtracted from the percentage rent due in any calendar year shall not exceed an amount equal to twelve (12) months of fixed rental fees. Within ninety (90) days of the end of each calendar year, Sublessee shall submit to Sublessor an annual report prepared by its certified public accountant (and/or an independent public accountant that is acceptable to Sublessor) showing its gross sales less any exclusions as provided herein. Sublessee shall submit to Sublessor a copy of its completed annual state of Hawaii general excise tax form at the same time the general excise tax form is due to the State of Hawaii. Sublessee shall also submit to Sublessor any other information and evidence requested by Sublessor related to Sublessee's gross sales. Sublessee shall within' one hundred and twenty (120) days of the end of each calendar year pay Sublessor any percentage rent due without further notice or demand.

c) Seawater allocation fee

TENANT agrees to pay to NELHA a nonrefundable monthly seawater allocation fee in order to reserve the right to use up to the allocated amount of deep seawater during each month of tenancy. The monthly seawater allocation fee shall be calculated using "monthly DSW volume" data provided to NELHA by TENANT, multiplied by the then current NELHA seawater rate established by NELHA. The monthly seawater allocation fee shall be paid to NELHA one month in advance, without notice or demand, each and every month of the sublease term. The current NELHA seawater rate is subject to change and is established annually by the NELHA Board of Directors following an evaluation and review of associated deep seawater delivery costs.

i) SURFACE SEAWATER ALLOCATION:     Sublessee has requested and the NELHA Board has approved surface seawater use up to a maximum flow rate of      0      and volume of      0      .

ii) DEEP SEAWATER ALLOCATION: Sublessee has requested and the NELHA Board has approved deep seawater use up to a maximum flow rate of __0___and volume of _____0____

Actual seawater use which exceeds the maximum allocations stated above, whether recorded by total volume or maximum flow rate, will be charged to the TENANT as follows: In any calendar year, for the first month in which actual use exceeds the monthly allocation, that month's seawater use will be invoiced to TENANT at a rate of 120% of the then current seawater rate; for the second month of the same calendar year in which actual use exceeds the monthly allocation, that month's seawater use will be invoiced to TENANT at rate of 240% of the then current seawater rate; for the third month of the same calendar year in which actual use exceeds the monthly allocation, that month's seawater use will be invoiced to TENANT at rate of 360% of the then current seawater rate; if in any other month of that same calendar year TENANT's actual use exceeds the monthly allocation volume, then TENANT's seawater use and allocations shall be subject to review and any further penalties shall be determined at the discretion of NELHA by authority of its Board of Directors. However, TENANT understands that NELHA cannot be expected to provide more than the allocated amounts of seawater at any time.

Any changes to either maximum volume projections or maximum flow rates stated herein must be approved in advance by the NELHA Executive Director.

d) Costs and other fees

Sublessee agrees to pay all costs incurred by Sublessor that result from the installation of Sublessee's seawater and utility systems, including any metering and monitoring devices; provided that prior to commencing any work Sublessee and Sublessor have approved and signed a NELHA work order specifying the work to be accomplished. Sublessee agrees to pay all other fees and accumulated variable charges for services and utilities which are based on actual and/or estimated usage by Sublessee multiplied by the then current rate established by NELHA. Invoices will be mailed after the fifteenth (15th) day of each month beginning on the commencement date of this Sublease and are payable within thirty (30) days. A service fee of TWENTY AND N0/100 DOLLARS ($20.00) will be due for each check returned due to insufficient funds. All payments shall be made at, or mailed to, the Sublessor’s business office in Kailua-Kona. Checks shall be made payable to: NELHA/State of Hawaii.

e) Interest rate

The interest rate on any and all unpaid or delinquent rentals shall be at one percent (1%) per month, plus an administrative fee of FIFTY AND N0/100 DOLLARS ($50.00) per month for each month of delinquency.

f) "Gross sales" defined

As used herein, the term "gross sales" means:

(i)     All income and revenue derived by Sublessee (or any of Sublessee's subsidiaries, sister companies, parent company, related companies, affiliates, officers, directors, shareholders, investors, owners, principals, managers, members, employees, partners or joint venturers) from, relating to, or connected with the production, operation, sales, or services rendered under this Sublease as described in the project proposal attached hereto as Exhibit "A" and incorporated herein, whether for cash or credit, whether paid or unpaid, and whether the income or revenue is generated on or off of the subleased premises, or whether the order is placed by mail, telephone, fax, internet or otherwise; provided, however, that the following shall be excluded from the computation of gross sales:

A.	Any and all retail sales taxes, excise taxes, or related direct taxes upon the consumer and collected by the Sublessee on these sales;

B.	Receipts from the sale or trade-in value of any furniture, fixtures, or equipment used upon the subleased premises and owned by the Sublessee;

C.	Receipts in the form of refunds from or the value of merchandise, supplies, or equipment returned to shippers, suppliers, or manufacturers;

D.

Receipts with respect to any sale where the subject of the sale, or some part thereof, is returned by the purchaser and accepted by the Sublessee, to the extent of any refund actually granted or adjustment actually made, either in the form of cash or credit;

E.	The amount of any cash or quantity discounts received from sellers, suppliers, or manufacturers;

F.	Receipts from the sales at cost of uniforms or clothing to Sublessee's employees' where the uniforms or clothing are required by the Sublessee;

G.	Receipts for shipping costs to a destination outside of the State of Hawaii;

H.

Brokerage commissions for foreign sales--To the extent that the amount of any brokerage commission for foreign sales is included in the sales price charged to Sublessee's customer, then Sublessee shall be allowed to exclude from its gross sales such brokerage commission that is directly imposed upon Sublessee by such foreign broker; or

I.

Import tariffs-To the extent that the amount of any import tariff is included in the sales price charged to Sublessee's customer, then Sublessee shall be allowed to exclude from its gross sales such import tariff that is directly imposed upon Sublessee by a duly constituted authority.

(ii)      The Sublessee shall not be credited with or allowed to have any reduction in the amount of the gross sales, which results in any arrangements for a rebate, kickback, or hidden credit given or allowed to any customer. In order to induce Sublessor to enter into this Sublease, Sublessee represents and warrants that it shall not attempt to avoid or reduce the percentage rent provided for herein by, among other things, attempting to reduce its gross sales or avoid a sale which otherwise would or could have been made at or from the subleased premises. For example, but not intending to limit the scope of this provision, Sublessee shall not transfer or move any portion of its operations (which includes, but is not limited to production, sales or services rendered), whether existing or planned as described in this Sublease or the project proposal attached hereto as Exhibit "A," to a site away from the subleased premises which has the effect of avoiding or reducing the percentage rent as provided for herein; provided however, Sublessee may, with Sublessor's prior written approval, transfer or move a portion of its operations to a site away from the subleased premises as long as Sublessee includes all income and revenue generated from such off-site operations into Sublessee's "gross sales" for purposes of determining the percentage rent provided for herein.

g) Incentives

In recognition of the substantial capital investment by Sublessee to the subleased premises during the early years of the Sublease and the substantial financial risks under- taken by Sublessee together with other direct and indirect benefits which will accrue to the State of Hawaii by reason of the presence of Sublessee at the subleased premises, Sublessee shall be entitled to an offset against the Percentage Rent payable to Sublessor. The Sublessee shall be entitled to a maximum total offset of ONE HUNDRED PERCENT (100%) of permanent land. improvements made by the Sublessee to the subleased premises during the first FIVE (5) years of the sublease term. The offset shall only be credited against the amount by which the Percentage Rent exceeds the fixed monthly rental fee defined above. Offsets may be applied at Sublessee's discretion over the initial ten year period, but no offsets shall be taken against Percentage Rent after the tenth (10th) year of the sublease term, i.e. after December 14, 2017.

Sublessee shall, within ninety (90) days of the end of each calendar year during the first five years of the sublease term, submit to Sublessor documentation of all capital investments which are to .be applied as offsets against the Percentage Rent due for the preceding year.

For purposes of this offset provision, "land improvements" shall mean all expenditures by Sublessee for permanent site improvements which have been constructed prior to the sixth (6th) year of the sublease term, including: grading, contouring, road construction, paving, fill materials, landscaping, utility installation, and seawater and deep well pipeline installation. It is specifically understood between the parties that no offsets shall be allowed for "above ground improvements" or Sublessee's equipment or trade fixtures. "Above ground improvements" shall mean all expenditures by Sublessee for initial construction, alterations, additions or improvements to any permanent buildings or structures. It is the intent of the parties that any offsets allowed hereunder shall be for the construction of permanent improvements, which permanent improvements shall remain on the premises at the end of the term of this Sublease, unless otherwise directed by the Sublessor.

2.     Reopening of monthly rental fees

The monthly fixed rental fees and the percentage rent reserved shall be reopened and redetermined as of the day following the expiration of the FIFTH (5TH) year and EVERY FIFTH (5TH) YEAR THEREAFTER of the sublease term.

3.	Determination of fixed rental fees and percentage rent upon reopening of the annual rent.

a)      The rental fees for any period after fifth year of the sublease term shall be the fair market rental at the time of reopening, provided however, in no event shall the fair market rental for the ensuing period be less than the minimum monthly rent for the preceding rental period. Unless the Sublessor and the Sublessee mutually agree on the fair market rental for the ensuing period at least six (6) months prior to the time of reopening, then the fair market rental shall be determined by an appraiser appointed by Sublessor who is: (i) an employee of the Department of Land and Natural Resources who is qualified to appraise lands; or (ii) a disinterested appraiser whose services shall be contracted for by Sublessor. In determining the fair market rental for the subleased premises, the appraiser or appraisers shall consider: (i) the infrastructure and amenities (both tangible and intangible) available to Sublessee and other tenants within the Natural Energy Laboratory of Hawaii Authority leased lands (as described in General Lease S-5619, Exhibit "F," attached hereto) that enhance or add to the value or desirability of the subleased premises, including, but not limited to the investment costs incurred by. Sublessor for the infrastructure, land improvements, freshwater lines, seawater lines, and other improvements on the premises of neighboring tenants; (ii) the buildings and other improvements existing on the subleased premises at the time of reopening that were neither constructed nor placed on the subleased premises by Sublessee; and (iii) local commercial rates and rents, and any other applicable and appropriate market evidence. Notwithstanding the foregoing, in no event shall the fair market rental for the ensuing period be less than the monthly fixed rent for the preceding rental period. The Sublessee shall be promptly notified by certified mail, return receipt requested of the fair market rental as determined by Sublessor's appraiser; provided, that should the Sublessee fail to notify Sublessor in writing within thirty (30) days after receipt thereof that Sublessee disagrees with the fair market rental as determined by Sublessor's appraiser and that Sublessee has appointed its own appraiser to prepare an independent appraisal report, then the fair market rental as determined by Sublessor's appraiser shall be deemed to have been accepted by Sublessee and shall be the fair market rental as of the date of the reopening. If Sublessee has notified Sublessor and appointed its appraiser as stated hereinabove, Sublessee’s appraiser shall complete its appraisal. and the two appraisers shall then exchange their reports within forty-five (45) days from the date of the Sublessee's appointment of the appraiser.

The two appraisers shall review each other’s reports and make every effort to resolve whatever differences they may have. However, should differences still exist fourteen (14) days after the exchange, the two appraisers shall within seven (7) days thereafter appoint a third appraiser who shall also prepare an independent appraisal report based on the review of the two appraisal reports prepared and any other data. Copies thereof shall be furnished to the first two appraisers within forty-five (45) days of the appointment. Within twenty (20) days after receiving the third appraisal report, all three shall meet and determine the fair market rental in issue. The fair market rental as determined by a majority of the appraisers shall be final and binding upon both Sublessor and Sublessee, unless otherwise modified or corrected for good cause by a majority of the appraisers within TWENTY (20) days thereafter. Each party shall pay for its own appraiser and the cost of the services of the third appraiser shall be borne equally by the Sublessor and the Sublessee. All appraisal reports shall become part of the public record of the Sublessor.

In the event the appraisers are unable to determine the fair market rental before the reopening date, or by the foregoing prescribed time, whichever is later, the Sublessee shall pay the fair market rental as determined by the Sublessor's appraiser and the rental paid by Sublessee shall then be subject to retroactive adjustments as appropriate to reflect the fair market rental determined as set forth hereinabove. However, Sublessee or Sublessee's appraiser's failure to comply with the procedures set forth above shall constitute a waiver of Sublessee's right to contest the new rent, and the Sublessee shall pay the rent as determined by Sublessor’s appraiser without any retroactive adjustments. Alternatively, Sublessor may treat this failure as a breach of this Sublease and. terminate the Sublease accordingly.

b) Unless otherwise mutually agreed upon by the Sublessor and the Sublessee, the percentage rent for any ensuing period shall be the same two percent (2%) of Sublessee's gross sales as provided for in paragraph 1 hereinabove; provided however, in no event shall the percentage rent for the ensuing period be less than the percentage rent for the preceding rental period.

4.     Business records

The Sublessee shall:

a) Prepare and keep for a period of at least five (5) years, all pertinent original sales records including serially numbered sales slips and all other sales records whatsoever which would normally be examined by an independent accountant pursuant to generally accepted auditing standards in performing an audit of the Sublessee's sales and gross sales.

b) Submit to the Sublessor on or before the ninetieth (90th) day following the end of each calendar year at the place fixed for the payment of rent, a statement certified as correct by the Sublessee or by a person duly authorized by the Sublessee, which sets forth in accurate detail the amount of gross sales during the preceding calendar year, duly verified by an independent certified public accountant. These statements shall be prepared in compliance with Generally Accepted Accounting Principles (GAAP).

Without prejudice to any remedies provided in this Sublease for Sublessee's default, if the Sublessee shall fail to promptly furnish any calendar year report or certified public accountant's annual verification report, the Sublessor may have the report prepared on Sublessee's behalf by an accountant to be selected by the Sublessor, at the expense of the Sublessee. The Sublessee shall furnish to the accountant all records requested for the purpose of preparing the reports, and the Sublessee shall pay to the Sublessor all expenses incurred by the Sublessor in securing the reports. In the event that Sublessee fails to cause its certified public accountant to submit an annual report of gross sales to Sublessor, Sublessee shall submit copies of its monthly or quarterly general excise tax returns and shall pay percentage rent based on two percent (2%) of its gross revenues for the preceding calendar year.

c) Grant unto the Sublessor at all reasonable times access to all books, accounts, records, and reports including gross income tax reports, showing sales, and other pertinent records including the following:

(i)     shipping costs to foreign destinations;

(ii)    import tariffs;

(iii)   Hawaii general excise tax;

(iv)   Hawaii corporate, partnership, or individual income tax;

(v)    federal corporate, partnership, or individual income tax;

(vi)   records showing capital expenditures made until the full offset against percentage rent has been achieved, if offset is provided.

Sublessee shall at any reasonable time upon five (5) to ten (10) business days notice, permit the Sublessor’s accountant or a certified public accountant to complete an audit of the Sublessee’s entire business affairs and records directly relating to the business conducted on the subleased premises for the term of the Sublease. The Sublessee shall cooperate fully in making any inspection, examination, or audit. If the audit by a certified public accountant or by Sublessor's accountant discloses that rental has been underpaid by two percent (2%) or more for any period under examination, the Sublessor shall, in addition to the remedies provided in paragraph b. above, be entitled to reimbursement of the reasonable cost of the audit in addition to the deficiency. If the audit by a certified public accountant or by sublessor's accountant shall disclose that rent has been underpaid by five percent (5%) or more for the period under examination, the Sublessor shall also have the right to terminate this Sublease.

5.      Paragraph Deleted

6.     Additional rent

All taxes, rates, assessments, charges, duties, costs, expenses, interest on past due accounts, administrative fees for late payments, and charges for utility services that Sublessee assumes, agrees to, or is obligated to pay Sublessor under this Sublease and its attachments, shall be deemed additional rent. In the event of a Sublessee's nonpayment, Sublessor shall . have the same rights and remedies with respect to the additional rent as is provided for herein in case of nonpayment of rent. Sublessee shall pay Sublessor the rent, additional rent, and adjustments of rent provided for in this Sublease, when due and without notice of demand, at the time and in the manner specified herein.

RESERVING UNTO THE STATE OF HAWAII AND SUBLESSOR THE FOLLOWING:

7.     Minerals and waters

a) All minerals as hereinafter defined, in, on or under the subleased premises and the right, on the State of Hawaii's or Sublessor's own behalf or through persons authorized by it, to prospect for, mine and remove such minerals and to occupy and use so much of the surface of the ground as may be required for all purposes reasonably extending to the mining and removal of such minerals by means whatsoever, including strip mining. "Minerals", as used herein, shall mean any or all oil, gas, coal, phosphate, sodium, sulfur, iron, titanium, gold, bauxite, silver, bauxite clay, diaspore, boehmite, laterite, gibbsite, alumina, all ores of aluminum and, without limitation thereon, all other mineral substances and ore deposits, whether solid, gaseous or liquid, including all geothermal resources in, on, or under the land, fast or submerged; provided, that "minerals" shall not include sand, gravel, rock or other material suitable for use and used in general construction in furtherance of the Sublessee's permitted activities on the subleased premises and not for sale to others.

b) All surface and ground waters appurtenant to the subleased premises (but specifically excluding seawater) and the right on the State of Hawaii's or Sublessor's own behalf or through persons authorized by it, to capture, divert or impound the same and to occupy and use so much of this right reserved; provided, however, that as a condition precedent to the exercise by the State of Hawaii or Sublessor of the rights reserved in this paragraph, just compensation shall be paid to the Sublessee for any of Sublessee's improvements taken.

8.      Prehistoric and historic remains

All prehistoric and historic remains found on said subleased premises.

9.      Ownership of fixed improvements

The ownership of all improvements of whatever kind or nature, including but not limited to fences and pipeline system(s) located on the land prior to or on the date when this Sublease was executed.

THE SUBLESSEE COVENANTS AND AGREES WITH THE SUBLESSOR AS FOLLOWS:

10. Payment of rent

Sublessee shall pay said rent to the Sublessor at the times, in the manner and form provided in this Sublease and at the place specified above, or at such other place as the Sublessor may from time to time designate, in legal tender of the United States of America.

11. Taxes, assessments, etc.

Sublessee shall pay or cause to be paid, when due; the amount of all taxes, rates, and assessments of every description as to which the subleased premises or any part thereof, or any improvements thereon, the Sublessor or Sublessee are now or may be assessed or become liable by authority of law during the term of this Sublease; provided, however, that with respect to any assessment made under any betterment or improvement law which may be payable in installments, Sublessee shall be required to pay only such installments, together with interest, which becomes due and payable during said term.

12. Seawater, brackish water, potable water, and groundwater

If applicable, Sublessor will use reasonable efforts to maintain seawater flow at the times and rates required by Sublessee, but because of the unpredictable conditions and aging equipment relating to the seawater delivery, Sublessor does not guarantee a continuous delivery of seawater. Sublessor shall not be liable for any and all claims, loss, costs, damages, or expenses arising out of Sublessor's inability to provide seawater to Sublessee. Sublessee may terminate this Sublease if seawater delivery is permanently discontinued by Sublessor and is unavailable to the subleased premises.

Sublessee acknowledges that Sublessor cannot warrant, guarantee, or represent that the quality of its seawater, brackish water, potable water, and groundwater is never subject to contamination or change. Sublessee’s further acknowledges that it assumes all risk of loss for injury or property damage which may result from contamination of seawater, brackish water, potable water, and groundwater caused by Sublessee. Sublessor shall not be liable for change in quality of or any and all claims, loss, costs, damages, or expenses arising out of the contamination or change in quality of seawater, brackish water, potable water, and groundwater.

13. Utilities

Sublessee shall pay when due all charges, duties, and rates of every description, including water, electricity, sewer, gas, refuse collection, and any other charges, as to which the subleased premises or any part, or any improvements the Sublessor or Sublessee may become liable for during the term, whether assessed to or payable by the Sublessor or Sublessee.

Sublessor will use reasonable efforts to accommodate Sublessee's requirements for utilities at the site. However, Sublessor shall not be responsible for any inability to provide utilities to Sublessee. In the event that the utilities furnished to Sublessee must. be interrupted or diminished by Sublessor on a. scheduled basis, Sublessor will attempt to provide Sublessee with adequate notice thereof. Sublessor shall not be liable for any and all claims, loss, costs, damages, or expenses arising out of any interruption of utility service to the Sublessee.

Sublessee recognizes that potable water is in limited supply in the North Kona-Kohala area and Sublessee agrees that it shall conserve portable water whenever possible.

Provision of potable water will be on a non-guaranteed basis and is subject to the provisions of the County Department of Water Supply.

Subject to Sublessor's prior approval, Sublessee may install its own telephone equipment using existing utility conduits.

14.   Equipment and apparatus

Sublessee shall be solely responsible for any equipment and apparatus provided and operated by the Sublessee. All Sublessee’s equipment and apparatus that will be connected to the seawater systems and the electrical systems at the facility shall be subject to inspection by the Sublessor or its designated representative prior to any connection. All Sublessee's equipment and apparatus shall be installed and operated in accordance with applicable standards, regulations, codes and sound engineering practice. Sublessee shall, at its own expense, keep, repair and maintain its equipment and apparatus in good order, condition and repair, reasonable wear and tear excepted. Sublessor or its designated representative may request additional inspection and certification by outside experts and/or professional engineers at Sublessor's expense; however, the expense for the additional inspection and certification shall be paid by the Sublessee if all of Sublessee's equipment and apparatus have not been installed and operated according to the foregoing requirements stated herein.

15.   Seawater systems and utility connections

It shall be the responsibility of the Sublessee to make the necessary connections to the existing seawater, potable water, electrical, process air, and utility systems. All connections and service lines shall be installed in accordance with the applicable rules, regulations, laws, and codes and shall be subject to Sublessor’s prior approval. Sublessee shall discuss with and obtain the concurrence of the Sublessor or its designated representative as to the method proposed for each connection and line, and the. days and time that any proposed connection might cause disruption to Sublessor’s operations, utilities, or services. Sublessor shall be permitted to inspect the installation of all connections and service lines.

16. Operations

Sublessee shall conduct its activities on the subleased premises in accordance with all applicable Federal, State, and County statutes, ordinances and regulations in addition to Sublessor's .rules and regulations. Sublessor will provide the Sublessee with a copy of its Facilities Use Manual (FUM) which outlines the day to day operating rules, regulations, and expected conduct on the subleased premises. All discharges from the Sublessee's project shall be in conformity with and comply with existing NELHA permits at the site. Sublessee shall obtain and be responsible for all required species importation permits and copies of all permits shall be submitted to Sublessor prior to introduction of any species to the subleased premises.

Sublessee also shall comply with and obey all rules and regulations pertaining to the use and enjoyment of the premises and facilities, including, but not limited to full compliance with the NELHA Facilities Use Manual, the NELHA Aquatic Species Health Management Program, the Natural Energy Laboratory of Hawaii and Hawaii Ocean Science and Technology Park Policy and Procedure Manual. Sublessor may, in its sole and absolute discretion, amend any existing rule or regulation, and promulgate or otherwise impose additional rules and regulations at any time. Sublessee’s breach of any of the aforesaid rules or regulations shall be deemed a material default under this Sublessee, and Sublessor may, in its sole and absolute discretion, elect to terminate this Sublessee.

17. Seawater discharges

Sublessee shall minimize any adverse environmental effects to the surrounding ocean waters and to the water returned by Sublessee to the ocean. Sublessee shall permit Sublessor to monitor the surrounding ocean waters and the water returned by Sublessee to the ocean. Sublessee shall submit discharge water quality and quantity samples to Sublessor for inspection, review, and testing upon request by Sublessor. Water discharged by Sublessee into any disposal system shall meet the applicable water quality criteria prescribed by the department of health in its rules relating to water quality standards. Sublessee shall be responsible and bear all costs incurred for re-treating its discharged water to meet these standards.

Sublessor may require Sublessee to monitor, record, and report the quality of Sublessee's discharged water to Sublessor monthly.     Sublessee shall allow Sublessor to enter the subleased premises at any time for the purpose of taking samples of Sublessee's water discharge for independent water quality analysis, In the event that Sublessee's water discharge fails to meet the department of health's water quality standards, Sublessor shall have the authority to order the Sublessee to cease all of its operations until the water discharge problem has been corrected to the satisfaction of the Sublessor and/or the department of health; provided that Sublessee shall be given reasonable notice of such action, and shall be afforded reasonable time to shut down Sublessee's operations without unduly disrupting its business or damaging or endangering its live stock.     Should the Sublessee fail to cease all of its operations when ordered to do so by the Sublessor, Sublessee’s actions shall amount to a breach of this Sublease, thereby entitling the Sublessor to terminate this Sublease in accordance with paragraph 37 herein. In any event, Sublessee shall be liable for any and all property or environmental damage resulting from its water discharge.

18.   Sublessee responsibility

All persons hired or used by Sublessee shall be considered Sublessee's agents and employees and Sublessee shall be responsible for all services performed by its agents and employees. Further, Sublessee intentionally, voluntarily, and knowingly assumes the sole and entire liability for any of its agents and employees, and to third persons for all loss, cost, damage, or injury caused, either directly or indirectly, by Sublessee's agents and employees in the course of their employment.

19.   Covenant against discrimination

The use and employment of the subleased premises shall not be in support of any policy which discriminates against anyone based upon race, creed, sex, sexual identity or expression and sexual orientation, color, national origin, religion, marital status, familial status, ancestry, physical handicap, disability, age, or HIV (human immunodeficiency virus) infection.

20.   Sanitation, etc.

Sublessee shall keep the subleased premises and improvements in a strictly clean, sanitary, and orderly condition.

21.   Waste and unlawful, improper or offensive use of subleased premises

Sublessee shall not commit, suffer, or permit to be committed any waste, nuisance, strip or unlawful, improper or offensive use of the subleased premises, or any part, nor, without the prior written consent of the Sublessor, cut down, remove or destroy, or suffer to be cut down, removed or destroyed, any trees now growing on the subleased premises.

22. Compliance with laws

Sublessee shall comply with all of the requirements of all county, state, and federal authorities and observe all county, state, and federal laws (including, but not limited to the observance of and compliance with the Americans With Disabilities Act) applicable to the subleased premises, now in force or which may be in force.

23. Inspection of subleased premises

Sublessee shall permit the Sublessor and its agents, at all reasonable times during the sublease term, to enter the subleased premises and examine the state of repair and condition of the subleased premises.

24. Improvements

Sublessee shall not at any time during said term construct, place, maintain, and install on the subleased premises any building, structure or improvement of any kind and description whatsoever except. with the prior written approval of the Department of Transportation, Airports Division and Sublessor, and upon those conditions as the Chairperson of the Board of Land and Natural Resources .and the Sublessor may impose, including any adjustment of rent, unless otherwise provided in this Sublease. The Sublessee shall own these improvements until the expiration, surrender, or termination of the Sublease, at which time the building, structure or improvement shall, at the option of the Sublessor, remain and become the property of the Sublessor or be removed by the Sublessee at the Sublessee's expense.

All allowed structures and/or improvements shall comply with applicable County building codes and construction permits. Copies of all required permits shall be submitted to Sublessor prior to initiating any construction activities. All buildings, structures, and landscaping shall express the island character and be of high quality, but,it shall be natural in appearance emphasizing the outdoor environment. The Sublessee shall provide sufficient landscaping, satisfactory to Sublessor, to make the project site visually attractive.

25. Repairs to improvements

Sublessee shall, at its own expense, keep, repair and maintain all buildings and improvements now existing or hereafter constructed or installed on the subleased premises in good order, condition, and repair, reasonable wear and tear excepted.

26. Non-adverse effects

Any building, structure, or improvement erected or constructed by the Sublessee on the subleased premises, shall not in any way adversely affect the safe and efficient operations of the Kona International Airport at Keahole and prior to construction or erection shall be approved in writing by the Sublessor.

27. Non-obstruction reservations

The conveyance of this Sublease shall be subject to the following reservations:

a) There is hereby reserved to the Department of Transportation, Airports Division, its successors, and assigns, for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the subleased premises herein conveyed. This public right of flight shall include the right to cause any noise inherent in the landing, departing or operation of any aircraft used for navigation or flight through the airspace or on or about the Kona International Airport at Keahole.

b) The erection of structures or growth of natural objects that would constitute an obstruction to air navigation is prohibited.

c) Any activity on the land or along the adjacent coast that would interfere with or be it hazard to the flight of aircraft over the land or to and from the Kona International Airport at Keahole or interfere with air navigation and communication facilities serving said airport is prohibited.

d) The height limitations above which no structure or growth shall be permitted shall be in accordance with the Airport Zoning Regulations all as shown on Exhibit "D".

e) The filing of notice of construction requirements in FAR Part 77 shall remain in effect.

28. Liens

Sublessee shall not commit or suffer any act or neglect which results in the subleased premises, any improvement, or the leasehold estate of the Sublessor becoming subject to any attachment, lien, charge, or encumbrance, except as provided in this Sublease, and shall indemnify, defend, and hold the Sublessor harmless from and against all attachments, liens, charges, and encumbrances and all resulting expenses and attorneys' fees.

29. Assignments

The Sublessee shall not transfer, assign, or permit any other person to occupy or use the subleased premises or any portion or transfer or assign this Sublease or any interest, either voluntarily or by operation of law, except by way of devise, bequest, or intestate succession, and any transfer or assignment made shall be null and void; provided that with the prior written approvals of the Board of Land and Natural Resources and the Sublessor the assignment and transfer of this Sublease or any portion may be made if (I) in the case of commercial, industrial, and other business uses, the Sublessee was required to put in substantial building improvements; (2) the Sublessee becomes mentally or physically disabled; (3) extreme economic hardship is demonstrated to the satisfaction of the Board of Land and Natural Resources and the Sublessor; or (4) it is to the corporate successor of the Sublessee; provided, further, that prior to the approval of any assignment of sublease, the Sublessor shall have the right to review and approve the consideration paid the assignee and may condition consent to the assignment of the Sublease on payment by the Sublessee to the Sublessor of a premium based on the amount by which the consideration for the assignment, whether by cash, credit, or otherwise, exceeds the straight-line depreciated cost of improvements and trade fixtures being transferred to the assignee pursuant to the Board of Land and Natural Resources' Assignment of Lease Evaluation Policy, as it may be amended, a copy of which is attached hereto as Exhibit "E."  The premium on any subsequent assignments shall be based on the difference in the selling and purchase price plus the straight-line depreciated cost of any improvements constructed by the then assignor, pursuant to the abovementioned Evaluation Policy.

With respect to state agricultural or aquaculture subleases, in the event of foreclosure or sale, the above-described premium shall be assessed only after the. encumbrances of record and any other advances made by the holders of a security interest are paid.

If the Sublessee is a partnership, joint venture or corporation, the sale or transfer of 50% interest or more of ownership in one year, or stocks by dissolution, merger, or any other means shall be deemed an assignment for purposes of this paragraph and subject to the rights of the Board of Land and Natural Resources and the Sublessor to impose the foregoing premium as described in attached Exhibit "E."

30. Subletting

The Sublessee shall not rent or sublet the whole or any portion of the subleased premises, without the prior written approvals of the NELHA Board of Directors and the Sublessor; provided, however, that prior to this approval, the NELHA Board and the Sublessor shall have the right to review and approve the rent to be charged to the proposed Sublessee and that in the case where the Sublessee is required to pay rent based on a percentage of its gross sales, the receipts of the proposed Sublessee or any subsequent Sublessee shall be included as part of the Sublessee's gross sales, and the NELHA Board of Directors and the Sublessor shall have the right to revise the rent of the subleased premises based upon the rental rate charged to the proposed Sublessee including the percentage rent, if applicable, and provided, further, that the rent may not be revised downward.

31. Indemnity

The Sublessee shall indemnify, defend, and hold the State and Sublessor harmless from and against any claim or demand for loss, liability, or damage including claims for bodily injury, wrongful death, or property damage, arising out of or resulting from: (1) any act or omission on the part of Sublessee relating to Sublessee's or its employee's or agent's use, occupancy, maintenance, or enjoyment of the subleased premises; (2) any failure on the part of the Sublessee to maintain the subleased premises and sidewalks, roadways and parking areas adjacent thereto in Sublessee's use and control, and including any accident, fire, or nuisance, growing out of or caused by any failure on the part of the Sublessee to maintain the subleased premises in a safe condition; and (3) from and against all actions, suits, damages, and claims by whomsoever brought or made by reason of the Sublessee's non-observance or non-performance of any of the terms, covenants, and conditions of this Sublease or the rules, regulations, ordinances, and laws of the federal, state, municipal or county governments.

32. Costs of litigation

In case the Sublessor or the State of Hawaii shall, without any fault on its part, be made a party to any litigation commenced by or against the Sublessee (other than condemnation proceedings), the Sublessee shall pay all costs, including reasonable attorney’s fees, and expenses incurred by or imposed on the Sublessor and the State of Hawaii; furthermore, the Sublessee shall pay all costs, including reasonable attorney's fees and expenses which may be incurred by or paid by the Sublessor and the State of Hawaii in enforcing the covenants and agreements of this Sublease, in recovering possession of the subleased premises or in the collection of delinquent rental, taxes, and any and all other charges.

33. Liability insurance

The Sublessee shall procure and maintain, at its cost and expense and acceptable to the Sublessor, in full force and effect throughout the term of this Sublease, commercial general liability insurance in an amount of at least $500,000.00 for each occurrence and $1,000,000.00 aggregate, and commercial general property damage insurance in an amount of at least $50,000.00 for each occurrence and $100,000.00 aggregate, with an insurance company or companies rated A or higher licensed to do business in the State of Hawaii or any other state. The policy or policies of insurance shall name the State of Hawaii and the Sublessor as additional insureds. The liability insurance shall cover the entire subleased premises, including buildings, improvements, and grounds and all roadways or sidewalks on or adjacent to the subleased premises in the use or control of the Sublessee.

The Sublessee, prior to entry and use of the subleased premises or within fifteen (15) days from the effective date of this Sublease, whichever is sooner, shall furnish the Sublessor with a certificate(s) showing the policy(s) to be initially in force, keep the certificate(s) on deposit during the entire sublease term, and furnish a like certificate(s) upon each renewal of the policy(s). This insurance shall not be canceled, 1imited in scope of coverage, or non renewed until after thirty (30) days written notice has been given to the Sublessor.

The Sublessee agrees that, with respect to any contractors or subcontractors performing services on the Sublessee's behalf on the subleased premises, the aforementioned liability insurance requirements shall also apply. The Sublessee shall provide the required certificate(s) of insurance to Sublessor prior to commencement of those services.

If, in the opinion of the Sublessor, the insurance provisions in this Sublease do not provide adequate protection for the Sublessor, the Sublessor may require Sublessee to obtain insurance sufficient in coverage, form, and amount to provide adequate protection if such insurance is both commercially and reasonably available. The Sublessor’s requirements shall be reasonable but shall be designed to assure protection for and against the kind and extent of the risks which exist at the time a change in insurance is required. The Sublessor shall notify Sublessee in writing of changes in the insurance requirements and Sublessee shall deposit copies of acceptable certificate(s) thereof, with the Sublessor incorporating the changes within thirty (30) days of receipt of the notice.

The procuring of the required policy(s) of insurance shall not be construed to limit the Sublessee’s liability under this Sublease nor to release or relieve the Sublessee of the indemnification provisions and requirements of this Sublease. Notwithstanding the policy(s) of insurance, Sublessee shall be obligated for the full and total amount of any damage, injury, or loss caused by Sublessee’s negligence or neglect connected with this Sublease.

It is agreed that any insurance maintained by the Sublessor with respect to the subleased premises will apply in excess of, and not contribute with, insurance provided by Sublessee's policy.

34.     Bond, performance

The Sublessee shall, at its own cost and expense, within thirty (30) days after the date of receipt of this sublease document, procure. and deposit with the Sublessor and thereafter keep in full force and effect during the term of this Sublease a good and sufficient surety bond, 9onditioned upon the full and faithful observance and performance by Sublessee of all the terms, conditions, and covenants of this Sublease, in an amount equal to the annual rent and annual estimated additional rental then payable. This bond shall provide that in case of a breach or default of any of the sublease terms, covenants, conditions, and agreements, the full amount of the bond shall be paid to the Sublessor as liquidated and ascertained damages and not as a penalty.

35.     Sublessor's lien

All buildings, improvements, equipment, fixtures, furniture, furnishings, inventory, merchandise, goods and other property of every kind and description which the Sublessee shall during the term of this Sublease construct, install, place or store, or caused to be constructed, installed, placed or stored, within the subleased premises whether subsequently, removed therefrom by the Sublessor to a public warehouse or other place of storage and whether exempt from execution or not, shall be bound by and subject to a lien in favor of the sublessor for the payment of the rent and charges herein reserved and any damages arising from any breach by the Sublessee of any of the terms, covenants or conditions of this. Sublease; that upon default by the Sublessee, the Sublessor may take possession of said property or any parts thereof and sell or cause the same to be sold at public or private sale, with or without notice, to the highest bidder for cash, and apply the proceeds of said sale toward the cost thereof and the expenses of moving, preserving, protecting, and storing said property, and then toward any amount which may be owing to the Sublessor on account of Sublessee's default. Without limitation to the foregoing, all persons who have any right, title or interest or security interest in any of the buildings, improvements, equipment, fixtures, furniture, furnishings, and other property constructed, installed, placed, or stored within the subleased premises by Sublessee, shall be deemed to have subordinated all of their right, title and interest and security interest in and to the same to the lien of the Sublessor as set forth herein unless they obtain the prior written approval of Sublessor that their said interest shall have priority. Resort by the Sublessor to the remedy herein provided shall be in addition to and without prejudice to any other right or remedy which Sublessor may have or be entitled.

36.     Mortgage

Except as provided in this Sublease, Sublessee shall not mortgage, hypothecate or pledge the subleased premises or any portion, or any interest in this Sublease, without the prior written approval of Sublessor and the State of Hawaii’s Board of Land and Natural Resources and mortgage, hypothecation or pledge without the approval shall be null and void.

That upon due application and with the written consent of the Sublessor and the State of Hawaii Board of Land and Natural Resources, the Sublessee may mortgage this Sublease or any interest, or create a security interest in the subleasehold of the subleased premises. If the mortgage or security interest is to a recognized lending institution in either the State of Hawaii or elsewhere in the United States, consent may extend to foreclosure and sale of Sublessee’s interest at the foreclosure to any purchaser, including the mortgagee, without regard to whether or not the purchaser is qualified to sublease, own or otherwise acquire and hold the land or any interest. The interest of the mortgagee or holder at the foreclosure shall be freely assignable. However the use of the premises shall be limited to that as set forth in Exhibit ‘A.'  The term "holder" shall include an insurer or guarantor of the obligation or condition of such mortgage, including the Department of Housing and Urban Development through the Federal Housing Administration, the Federal National Mortgage Association, the Veterans Administration, the Small Business Administration, Farmers Home Administration, or any other federal agency and their respective successors and assigns or any lending institution authorized to do business in the State of Hawaii or elsewhere in the United States; provided, that the consent to mortgage to a non-governmental holder shall not confer any greater rights or powers in the holder than those which would be required by any of the aforementioned Federal agencies.

37.     Breach and termination

Time is of the essence, of this agreement.

a)    The Sublessor may give the Sublessee five business days’ notice of intention to terminate this Sublease if a material breach or default shall occur. The occurrence of any of the following shall constitute a material breach or default of the Sublease by Sublessee:

(i) Sublessee shall fail to pay the rent, additional rent or other monetary obligation, or any part thereof at the times and in the manner provided in this Sublease within ten (10) calendar days after delivery by the Sublessor of a written notice of the breach or default, by personal service, registered mail, or certified mail to the Sublessee at its last known address and to each mortgagee or holder of record having a security interest in the subleased premises.

(ii) Sublessee shall become bankrupt, or if any assignment be made of the Sublessee's property for the benefit of creditors, or if this Sublease and the subleased premises shall be attached or taken by operation of law.

(iii) Sublessee uses the subleased premises for purposes other than as specified in this Sublease and in Exhibit "A", abandons the subleased premises, or ceases all activities for a period of three (3) months without the Sublessor's written consent.

(iv) Sublessee fails to comply with or otherwise obey all rules and regulations pertaining to the use and enjoyment of the premises and facilities, including, but not limited to the full compliance with NELHA’s Facilities Use Manual, the Aquatic Species Health Management Program, the Natural Energy Laboratory of Hawaii and Hawaii Ocean Science and Technology Park Policy and Procedure Manual.

(v) Sublessee wholly ceases all activities on the subleased premises for a period of three (3) months without the written consent of Sublessor.

(vi) Sublessee fails to comply with any statutes, ordinances, laws, rules or regulations of the federal, state, municipal or county governments affecting the subleased premise.

(vii) Sublessee shall fail to observe and perform any covenant, term or condition contained in this Sublease and on its part to be observed and performed, and this failure shall continue for a period of more than sixty (60) days after delivery by the Sublessor of a written notice of the breach or default, by personal service, registered mail, or certified mail to the Sublessee at its last known address and to each mortgagee or holder of record having a security interest in the subleased premises; provided, that if Sublessor deems in its sole discretion that such default shall be of such nature that it cannot with due diligence be cured completely within such sixty (60) day period, Sublessee may be deemed not to be in default on the condition that the Sublessee shall within such period commence and thereafter diligently prosecute the cure to completion upon such terms and conditions as required by Sublessor at Sublessor's discretion.

b)

Termination by Sublessor. In the event of any such material breach or default by Sublessee and with five, business days' notice of termination given to Sublessee, the Sublessor may, subject to \he provisions of Section 171-21, Hawaii Revised Statutes, as amended, at once re-enter the subleased premises or any part thereof, administratively and without the need for a court order, and upon or without this entry, at its option, terminate this Sublease and all rights of Sublessee hereunder, and shall have the right to terminate, at its election, any sublease then in effect without the consent of the Sublessee concerned and without prejudice to any other remedy or right of action for arrears of rent or for any preceding or other breach of contract; and in the event of termination at the option of the Sublessor, all buildings and improvements shall remain and become the property of the Sublessor or shall be removed by Sublessee at the Sublessee's cost; furthermore, Sublessor shall retain all rent paid in advance to be applied to any damages. This does not prohibit the Sublessor from seeking further damages. Sublessor shall not be deemed guilty of trespass or become liable for loss or damage which may be occasioned thereby.

c)

Termination by Sublessee. Sublessee shall have the right to terminate this Sublease, on six (6) months prior written notice to the Sublessor, without penalty at the end of any five (5) year period of the Sublease (to coincide with the five (5) year re-opening of fees in Section 2 above). If Sublessee sends a notice of termination at any time that is not at the end of any five (5) year period of the Sublease, then the Sublease shall pay rent from the date of the termination until the end of the current five (5) year period of the Sublease unless Sublessor is able to re-let the subleased premises to another party earlier at an equal or higher rent under equivalent conditions.

38.     Right of holder of record of a security interest

In the event the Sublessor seeks to forfeit the privilege, interest, or estate created by this Sublease, each recorded holder of a security interest may, at its option, cure or remedy the default or breach of rent payment within ten (10) days or any other default or breach within sixty (60) days, from the date of receipt of the Sublessor's notice, or within such additional period as the Sublessor may allow for good cause, and add the cost thereof to the mortgage debt and the lien of the mortgage. Upon failure of the holder to exercise its option, the Sublessor may: (a) pay to the holder from any moneys at its disposal, the amount of the mortgage debt, together with interest and penalties, and secure an assignment of the debt, including interest and penalties,, and all reasonable expenses incurred by the holder In connection with the foreclosure and preservation of its security interest, less appropriate credits, including income received from the privilege, interest, or estate subsequent to the foreclosure; or (b) if the property cannot be reasonably reassigned without loss to the Sublessor or State, then terminate the outstanding privilege, interest, or estate without prejudice to any other right or remedy for arrears of rent or for any preceding or other breach or default and use its best efforts to redispose of the affected land to a qualified and responsible person free and clear of the mortgage and the debt secured; provided that a reasonable delay by the Sublessor in instituting or prosecuting its rights or remedies shall not operate as a waiver of these rights or to deprive it of a remedy when it may still otherwise hope to resolve the problems created by the breach or default. The proceeds of any redisposition shall be applied, first, to reimburse the Sublessor for costs and expenses in connection with the redisposition; second to discharge in full any unpaid purchase price or other indebtedness owing the Sublessor in connection with the privilege, interest, or estate terminated; third, to the mortgagee to the extent of the value received by the State upon redisposition which exceeds the fair market sublease value of the land as previously determined by the Sublessor's or State's appraiser; and fourth, to the owner of the privilege, interest, or estate.

39.     Condemnation

If at any time, during the term of this Sublease, any portion of the premises should be condemned or required for public purposes by the State, any county, or city and county, the rental shall be reduced in proportion to the value of the portion of the premises condemned. Sublessor shall be entitled to collect and receive all compensation and damages payable for or on account of all buildings, fixtures and other improvements existing and located on the premises at the commencement of the term of this Sublease. Sublessee shall be entitled to receive from the condemning authority the value of growing crops or animals, if any, which it is not permitted to harvest. With respect to any improvements hereafter constructed or placed on the premises by Sublessee during the term of this Sublease, Sublessee shall be entitled to collect and receive from the condemning authority the proportionate value of such improvements so taken in the ratio in which the unexpired term of this Sublease from the effective date of condemnation bears to the whole term of this Sublease; and Sublessor's interest in such improvements so taken shall be the ratio in which the expired term of this Sublease from the effective date of condemnation bears to the whole term of this Sublease. The foregoing rights of the Sublessee shall be exclusive. Provided however, to the extent that the improvements hereafter constructed or placed on the premises by Sublessee during the term of this Sublease are not part of the aforesaid condemnation or required for public purpose, then Sublessee may, in the alternative, remove and relocate the aforesaid improvements to the remainder of the lands occupied by Sublessee under this Sublease. Sublessee shall not by reason of such condemnation be entitled to any claim against the condemning authority or Sublessor for condemnation or indemnity for the subleasehold interest or the land and all compensation payable or to be paid for or on account of the aforesaid subleasehold interest and the land shall be payable to and be the sole property of Sublessor. Where the portion so taken renders the remainder unsuitable for the use or uses for which the land was subleased, Sublessee shall have the option to surrender this Sublease and be discharged and relieved from any further liability provided further, Sublessor may, in its sole discretion, allow Sublessee to remove within a reasonable period of time the permanent improvements constructed, erected and placed on the premises by Sublessee during the term of this Sublease.

40.      Right to enter

The State of Hawaii's Board of Land and Natural Resources or Sublessor or the County, or their respective agents or representatives, upon reasonable notice, shall have the right to enter and cross any portion of the subleased premises for the purpose of performing any public or official duties, provided, however, in the exercise of such rights, the Sublessor, the State of Hawaii Board of Land and Natural Resources or the County shall not interfere unreasonably with the Sublessee or Sublessee's use and enjoyment of the subleased premises. The Sublessor or its designated representative specifically reserves the right to enter the subleased premises or any part thereof for purposes related to the State of Hawaii's operation and maintenance of the Kona International Airport at Keahole, provided that such entry, operation, or maintenance does not unreasonably interfere with or hinder the use, occupancy, operation, and enjoyment of the subleased premises by the Sublessee.  In the event Sublessor’s executive director or such other designated representative determines that an emergency or potential emergency situation threatens the health, safety, or welfare of persons, property, or the environment, the Sublessor or its designated representative may enter the subleased premises or any part thereof without any notice whatsoever.

41.      Inspection by prospective bidders

The Sublessor shall have the right to authorize any person or persons to enter upon and inspect the subleased premises at all reasonable times following a published notice for its proposed disposition for purposes of informing and appraising that person or persons of the condition of the lands prior to the proposed disposition; provided, however, that any entry and inspection shall be conducted during reasonable hours after notice to enter is first given to the Sublessee, and shall, if the Sublessee so requires, be made in the company of the Sublessee or designated agents of the Sublessee; provided, further, that no authorization shall be given more than two years before the expiration of the term of the Sublease.

42.      Acceptance of rent not a waiver

The acceptance of rent by the Sublessor shall not be deemed a waiver of any breach by the Sublessee of any term, covenant, or condition of this Sublease, nor the Sublessor's right of re-entry for breach of term, condition, or covenant, nor of the Sublessor's right to declare and enforce a forfeiture for any breach of any term, covenant, or condition, or to exercise any option conferred, in any one or more instances, shall not be construed as a waiver or relinquishment of any term, covenant, condition, or option.

43. Ingress and egress

Sublessee shall possess the right, by the most convenient route(s) as approved by the Sublessor, of ingress and egress from the subleased premises for utilities, roadway purposes and pipelines and related facilities necessary for Sublessee's operations and maintenance, subject to any reasonable safety requirements of the Sublessor. This right of ingress and egress shall inure to the benefit of the Sublessee and its duly authorized agents, representatives, contractors, employees, and invitees.

44. Extension of time

Notwithstanding any provision to the contrary contained in this Sublease, when applicable, Sublessor may for good cause shown, allow additional time beyond the time or times specified in this Sublease for the Sublessee to comply, observe, and perform any of the sublease terms, conditions, and covenants.

45. Justification of sureties

Any bonds required by this Sublease shall be supported by the obligation of a corporate surety organized for the purpose of being a surety and qualified to do business in the State of Hawaii, or not less than two personal sureties, corporate or individual, for which justifications shall be filed as provided in Section 78-20, Hawaii Revised Statutes; provided, however, the Sublessee may furnish a bond in like amount, conditioned as aforesaid, executed by it alone as obligor, if, in lieu of any surety or sureties, it shall also furnish and at all times thereafter keep and maintain on deposit with the Sublessor security in certified checks, certificates of deposit (payable on demand or after such period as the Sublessor may stipulate), bonds, stocks or other negotiable securities pro endorsed, or execute and deliver to the Sublessor a deed or deeds of trust of real property, all of such character which is satisfactory to the Sublessor and valued in the aggregate at not less than the principal amount of said bond. It is agreed that the value of any securities which may be accepted and at any time thereafter held by the Sublessor shall be determined by the Sublessor, and that the Sublessee may, with the approval of the Sublessor, exchange other securities or money for any of the deposited securities if in the judgment of the Sublessor the substitute securities or money shall be at least equal in value to those withdrawn. It is further agreed that substitution of securities or the substitution of a deposit of security for the obligation of a surety or sureties may be made by the Sublessee, but only upon the written consent of the Sublessor and that until this consent is granted, which shall be discretionary with the Sublessor, no surety shall be released or relieved from any obligation.

46.      Waiver, modification, reimposition of bond and liability insurance provisions

Upon substantial compliance by the Sublessee of the terms, covenants, and conditions contained in this Sublease on its part to be observed or performed, the Sublessor at its discretion may in writing, waive or suspend the performance bond and/or improvement bond requirements or may in writing, modify the particular bond(s) or liability insurance requirements by reducing its amount; provided, however, that the Sublessor reserves the right to reactivate the bonds or reimpose the bond(s) and/or liability insurance in and to their original tenor and form at any time throughout the term of this Sublease.

47. Suspension of operations

In the event of any disaster or pollution, or likelihood of either, having or capable of having a detrimental effect on public health, safety, welfare, or the environment. caused in any manner or resulting from operations under this Sublease, the Sublessee shall immediately take corrective action, seek to mitigate any damage and promptly notify Sublessor and the State of Hawaii Board of Land and Natural Resources.

48. Quiet enjoyment

Sublessor hereby covenants and agrees with the Sublessee that upon payment of the rent at the times and in the manner provided and the observance and performance of the covenants, terms, and conditions on the part of the Sublessee to be observed and performed, the Sublessee may have, hold, possess and enjoy the subleased premises for the te1m of the Sublease, without hindrance or interruption by the Sublessor or any other person or persons lawfully claiming by, through or under it.

49.     Surrender

The Sublessee shall, at the end of the term or other sooner termination of this Sublease, peaceably deliver unto the Sublessor possession of the subleased premises, together with all improvements existing or constructed thereon, or the Sublessee at its expense shall remove such improvements, at the option of the Sublessor. Unless otherwise agreed to in writing by Sublessor, any holding over after the expiration of the term provided for in this Sublease shall be deemed to be a tenancy from month to month at 120% of the monthly rental (i.e., 120% of both the fixed rental fee and percentage rent) and 120%. of all other charges provided for in this Sublease. Provided further, if at the expiration of the tem1 or other sooner termination of this Sublease, Sublessee fails and refuses to yield up possession of the subleased premises to Sublessor, Sublessee shall pay as liquidated damages an amount equal to 200% of the monthly rent (i.e., 200% of both the fixed rental fee and percentage rent) and 200% of all other charges provided for in this Sublease. Furthermore, upon the expiration, voluntary surrender, termination, and/or revocation of this Sublease, should the Sublessee fail to remove any and all of the Sublessee's personal property from the subleased premises, after notice thereof, the Sublessor may remove any and all personal property from the subleased premises and either deem the property abandoned and dispose of the property or place the property in storage at the cost and expense of the Sublessee, and the Sublessee does agree to pay all costs and expenses for disposal, remov1!l, or storage of the personal property. This provision shall survive the termination of the Sublease.

50.     Non-warranty

Sublessor does not warrant the conditions of the subleased premises, as the same is being subleased as is.

51.      Hazardous materials

Sublessee shall not cause or permit the escape, disposal, or release of any hazardous materials, except as provided by law. Sublessee shall not allow the storage or use of such materials, nor allow to be brought onto the subleased premises any such materials except to use in the ordinary course of Sublessee's business, and then only after written notice is given to Sublessor of the identity of such materials and upon Sublessor's consent, which consent may be withheld at Sublessor's sole and absolute discretion. Sublessor shall have the sole and absolute discretion to permit such materials to be brought onto and remain on the subleased premises. Sublessee's failure to comply with Sublessor's directions under this section shall constitute a breach of this Sublease.  If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials by Sublessee, then Sublessee shall be responsible for the reasonable costs thereof. In addition, Sublessee shall execute affidavits, representations and the like from time to time at Sublessor's request concerning Sublessee's best knowledge and belief regarding the presence of hazardous materials on the subleased premises placed or released by Sublessee.

Sublessee agrees to indemnify, defend and hold Sublessor harmless, from any damages and claims resulting from the release of hazardous materials on the subleased premises occurring while Sublessee is in possession, or elsewhere if caused by Sublessee or persons acting under Sublessee. These covenants shall survive the expiration or earlier termination of the Sublease.

For the purpose of this. Sublease "hazardous material" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, or oil as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act as amended, the Federal Clean Water Act, or any other federal, state, or local environmental law, regulation, ordinance, rule, or by-law, whether existing as of the date hereof, previously enforced, or subsequently enacted.

52. Level one (1) hazardous waste evaluation

Prior to the termination of this Sublease or the assignment of the subleasehold, Sublessee shall conduct a Level One (1) Hazardous Waste Evaluation and conduct a complete abatement and disposal, if necessary, satisfactory to the standards required by the Federal Environmental Protection Agency and the Department of Land and Natural Resources. The termination will not be approved by the Board of Land and Natural Resources unless this evaluation and abatement provision has been executed.

53. Fire and Extended Coverage Insurance

a)      At all times during the term of this Agreement, Sublessee shall at Sublessee's own expense keep insured all improvements now situated, or hereafter constructed or erected on the premises against loss or damage of fire and the risks covered by the standard extended coverage endorsement policies as shall be issued by an insurance company or companies authorized to do business in the State of Hawaii and as approved by Sublessor and Sublessee. Said policies shall be issued in the names of Sublessor, Sublessee and any mortgagee as their interests may appear and shall be in an amount as near as practicable to the full replacement cost of said improvements. Sublessee will pay all premiums thereon when due and from time to time upon receiving the same will promptly deposit with Sublessor a certificate of insurance coverage as described. Sublessor shall have the right to maintain any policy required under this paragraph 53 whereupon Sublessee shall promptly reimburse Sublessor for all premiums paid by Sublessor with respect thereto and Sublessor will promptly deposit with Sublessee a certificate of insurance coverage.

b)     The aforesaid fire insurance policy shall be issued to Sublessee and Sublessor and shall contain an endorsement requiring thirty (30) days' written notice from the insurance company or companies to Sublessor and Sublessee before cancellation or change in the coverage, scope or amount of any policy.

c)     Payment of Insurance Proceeds. Every policy of such insurance shall be issued to cover and insure all of the several interests in such buildings, fixtures and improvements of Sublessor, Sublessor's mortgagee, if any, Sublessee and any mortgagees under any mortgage of this Sublease, as their respective interests shall appear, and shall be made payable in case of loss or damage to. any bank or trust company authorized by law to exercise corporate trust powers in the State of Hawaii and having its principal office in Honolulu as shall from time to time be designated by Sublessee with the approval of Sublessor, as trustee of all proceeds of such insurance.  Such trustee shall have no obligation whatsoever to effect, maintain or renew such insurance, or to attend to any claim for loss or damage thereunder, or the collection of any proceeds thereof, or to incur any expenses therefor, and shall be responsible only for the proper custody and application as herein provided of all proceeds of such insurance that shall actually come into its possession, and Sublessee will pay all fees and expenses of such trustee for or in connection with its services.  The respective interests of Sublessor, Sublessee and any mortgagees in any proceeds of such insurance payable for loss or damage to such buildings, fixtures and improvements shall be fixed and determined as of the date of such loss or damage as follows:

(i) Sublessor shall be entitled to collect and receive all proceeds payable for loss or damage to any building, fixtures or other improvements existing and located on the premises at the commencement of the term of this Sublease.

(ii) With respect to any proceeds payable for loss or damage to any building, fixtures or other improvements hereafter constructed and placed on the subleased premises by Sublessee, and at the cost and expense of Sublessee, the interest of Sublessor shall be a proportionate amount thereof in the ratio which the expired portion of the term of this Sublease from the date of such loss or damage, bears to the whole term of this Sublease. The interest of Sublessee therein shall be the balance of such proceeds.

(iii) The interest of any of Sublessee's mortgagees in any of such proceeds shall be limited to the amount of and encumber only the interest of Sublessee in such insurance proceeds. The respective interests and rights of two or more mortgagees in and to such interest of Sublessee shall be determined between them in accordance with the priority of and the unpaid amounts secured by their respective mortgages.

d)      Use of insurance Proceeds. In case such buildings, fixtures or other improvements, or any part thereof, shall be destroyed or damaged by fire or other casualty herein required to be insured against, then, and as often as the same shall happen, all proceeds of such insurance, including the interest therein of Sublessor, shall be available to and used with all reasonable dispatch by Sublessee in rebuilding, repairing or otherwise reinstating such buildings, fixtures and other improvements in a good and substantial manner according to the plan and elevation thereof, or according to such modified plan for the same or substitute buildings, fixtures and other improvements as shall be approved in writing by the parties hereto, and in case such proceeds shall be insufficient in amount to so rebuild, repair or reinstate such buildings, fixtures and other improvements, Sublessee shall make up the deficiency for such purpose out of Sublessee's own funds; PROVIDED, HOWEVER, that if such loss shall occur in the last ten (10) years of the term of this Sublease and such insurance proceeds shall be insufficient for rebuilding, repairing or otherwise reinstating such buildings, fixtures and other improvements as aforesaid, then Sublessee, in lieu of making up the deficiency, may request in writing to Sublessor within thirty (30) days after such destruction, damage or casualty, that Sublessee, at its own expense, be allowed to promptly remove from the subleased premises all remains of such buildings, fixtures, and other improvements and all debris resulting from such casualty and to restore the land to good and orderly condition and even grade. If approved in writing by Sublessor, and only after such prompt removal and restoration by Sublessee, then Sublessee shall be relieved of all further obligations hereunder with respect to such buildings, fixtures and other improvements.

e)      Termination of Agreement. If Sublessee requests to terminate this Agreement and to remove from the subleased premises all remains of such buildings, fixtures and other improvements destroyed or damaged by fire or other such casualty and all debris resulting from such casualty and to restore the land to good and orderly condition and even grade as hereinabove provided, and if Sublessor approves such request in writing, then after such removal and restoration by Sublessee and upon the payment by Sublessee of the real property taxes for the whole tax fiscal year in which such damage or destruction shall occur, either party hereto shall have the right, at its option, by giving twenty (20) days' written notice to the other party, to terminate this Sublease.  Upon such termination, Sublessee shall be relieved of all further obligations under this Sublease, and the insurance proceeds payable for loss or damage to such buildings and improvements, shall be payable to the parties in accordance with their interest in the proceeds set forth hereinabove.

f) No Abatement. No damage or destruction of the subleased premises or any portion thereof shall cause the rent or other charges to be abated, and Sublessee shall continue to pay Sublessor all such rents and other charges from the time of such damage or destruction to the time. of completion of the repair work or reconstruction of the subleased premises. Sublessee agrees that in the event of damage or destruction of the subleased premises or any portion thereof, Sublessee will keep in effect the bond referred to in Section 34 above.

g) All rights or claims of subrogation against Sublessor and the State of Hawaii, and their respective officers, directors, employees, and agents are hereby waived by Sublessee and any person or entity claiming by, through or under Sublessee.

54. Withdrawal

The Sublessor shall have the right to withdraw the subleased premises, or any portion, at any time during the term of this Sublease upon giving of reasonable notice and without compensation, except as provided in the Sublease, for public uses or purposes, including, but not limited to residential, commercial, industrial, or resort developments, for roadway and airport uses, for constructing new roads or extensions, or changes in line or grade of existing roads, for rights of way and easements of all kinds, and shall be subject to the right of the Sublessor to remove all soil, rock or gravel as may be necessary for the construction of roads and rights of way within or without the subleased premises; provided, that upon the withdrawal, or upon the taking which causes any portion of the land originally subleased to become unusable for the specific use or uses for which it was subleased, the rent shall be reduced in proportion to the value of the land withdrawn or made unusable, and if any permanent improvement constructed upon the land by the Sublessee is destroyed or made unusable in the process of the withdrawal or taking, the proportionate value thereof shall be paid by the Sublessor based upon the unexpired term of the sublease as it bears to the whole term.

55.   Governmental permits

Sublessee shall comply with all applicable federal, state and county permitting requirements including those relating to shoreline management area, shoreline setback requirements, state conservation district requirements, subdivision permits and building standards. The Sublessor does not warrant or guarantee that the applicable federal, state or county authority will permit the construction or installation of improvements that may be required by Sublessee. All costs associated with obtaining the building and other permits or approvals will be borne by the Sublessee.

56. Notices

Sublessor may give any notice or deliver any document hereunder to Sublessee by mailing the same by registered or certified mail addressed to Sublessee's address above or by delivering the same in person to any officer of Sublessee. Sublessee may give any notice or deliver any document hereunder to Sublessor by mailing the same by registered or certified mail addressed to Sublessor's address above or by delivering the same to Sublessor in person. For the purposes of this paragraph, either party may change its address by written notice to the other. In case of any notice or document delivered by certified or registered mail, the same shall be deemed delivered when deposited in any United States post office, properly addressed as herein provided, with postage fully prepaid.

57. Construction All Risks Insurance. improvement

Prior to the start of any construction and upon receipt of the appropriate building permit, the Sublessee shall procure Construction All Risks Insurance up to the estimated value of the work to be performed, and in any case not to exceed the cost of construction, acceptable to the Sublessor, which policy shall name the State and Sublessor as additional insureds. The Construction All Risk Insurance shall be in force until final completion of the work.

58. No party deemed drafter: Headings

This Sublease has been submitted to the scrutiny of all parties hereto and their counsel if desired, and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel. The article and paragraph headings are inserted only for the convenience of the Sublessor and the Sublessee and are not intended to construe the intent or meaning of any of the provisions thereof.

59. Superseding agreement

This Sublease supersedes and terminates all prior leases, subleases, facilities rental agreements, facilities use agreements and option agreements previously made between the Sublessor and Sublessee, provided that Sublessee shall continue to remain liable to the Sublessor and the State for all monetary and insurance obligations incurred prior to the date of this Sublease.

60. Modification of sublease

Any modification, alteration, or change in this Sublease shall be made only by written agreement executed by the parties.

61. Net Agreement

Notwithstanding any provision herein to the contrary, it is the intention of the parties that the rent shall be net to Sublessor. All costs, expenses and obligations relating to the premises shall be paid by Sublessee.

62. "As-Is" Condition

Sublessee represents and warrants to Sublessor that Sublessee has fully inspected the premises and does hereby agree to accept the premises in its "as is" and "where is" condition.

63. Accord and Satisfaction

No payment by Sublessee or receipt by Sublessor of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Sublessor may accept such check or payment without prejudice to Sublessor's right to recover the balance of such rent or pursue any other remedy provided in this Agreement.

64. Entire Agreement

This Agreement and the Exhibits attached hereto and forming a part hereof set forth all the covenants, promises, agreements, conditions and understandings between Sublessor and Sublessee concerning the premises, and there are no covenants, promises, agreements, conditions or understandings. between them other than what is set forth herein. Unless otherwise provided for herein, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon Sublessor or Sublessee unless reduced to writing and signed by all parties.

65.     Governing law

This Sublease shall be construed, interpreted, and governed by the laws of the State of Hawaii.

66. Exhibits- incorporated in Sublease

All exhibits referred to are attached to this Sublease and. hereby are deemed incorporated by reference.

67. Partial invalidity

If any term, provision, covenant, or condition of this Sublease should be held to be invalid, void, or unenforceable, the remainder of this Sublease shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

68. Time is of the essence

Time is of the essence in the performance of each and every provision of this Sublease.

69. No partnership

The Sublessor is not a partner nor joint venturer with Sublessee in connection with the business carried on under this Sublease and shall have no obligation with respect to Sublessee's debts or other liabilities, and likewise shall not be entitled to share in the profits of any sale of Sublessee's business.

70. Authority

The persons w)lo have executed this Sublease represent and warrant that they are duly authorized to execute this Sublease in their individual or representative capacity as indicated.

71. No waiver

Waiver by either party of strict performance or any provisions of this Sublease shall not be a waiver nor prejudice of the party's right to require strict performance of the same provision in the future or of any other provision.

72. Survey monuments

Any legal land subdivision survey corners, reference points or monuments are to be preserved. If such are destroyed or disturbed by Sublessee, Sublessee shall reestablish them by a licensed land surveyor in accordance with U.S. General Land Office standards at Sublessee's own expense. Corners and/or reference points or monuments that must necessarily be disturbed or destroyed in the process of carrying out the operations allowed by this Sublease must be properly and adequately referenced and/or replaced. Such references must be approved by the Sublessor prior to removal of said corners, reference points or monuments.

73.     Archaeological sites

In the event any unanticipated sites or remains such as shell, bone, charcoal deposits, human burials, rock or coral alignments, pavings or walls are found on the subleased premises, the Sublessee and the Sublessee's agents, employees and representatives shall immediately stop all land utilization and/or work and contact the Historic Preservation Office at (808) 692-8015 in compliance with Chapter 6E, Hawaii Revised Statutes.

74.      Environmental regulations

Sublessee shall comply with all applicable federal, state and county environmental impact regulations, including but not limited to Chapter 343, Hawaii Revised Statutes, as amended, and regulations governing historic preservation.

Sublessee shall also comply with NELHA 's Aquatic Species Health Management Program, as may be amended from time to time in NELHA's sole and absolute discretion. The current version of NELHA's Aquatic Species Health Management Program is attached hereto as Exhibit "H" and incorporated herein by this reference. A violation of NELHA's Aquatic Species Health Management Program shall be deemed a material default under this Sublease, and Sublessor may, in its sole and absolute discretion elect to terminate this Sublease.

75. No third partv beneficiary enforcement

It is agreed that enforcement of the terms and conditions of this agreement, and all rights of action relating to such enforcement, shall be strictly reserved to the Sublessor, the Board of Land and Natural Resources, the State of Hawaii, and the Sublessee, and nothing contained in this agreement shall give, or allow any claim or right of action whatsoever by anx other person on this agreement. The Sublessor and Sublessee intend that any entity, other than the Sublessor, the Board of Natural Resources, the State of Hawaii, or the Sublessee receiving services or benefits under this agreement, shall be deemed and incidental beneficiary only.

THIS SUBLEASE IS ALSO SUBJECT TO THE FOLLOWING SPECIAL TERMS AND CONDITIONS:

76. Design standards

The Sublessee shall comply with any applicable design standards of the Sublessor or the Board of Land and Natural Resources in the preparing, design and construction of structures and other site improvements.

77. Administrative rules

The Sublessee shall comply with all administrative rules adopted by Sublessor pursuant to Chapter 91 and Chapter 227D, Hawaii Revised Statutes, as amended, relating to the Natural Energy Laboratory of Hawaii Authority.

78. Restoration of subleased land

Upon termination, surrender, or expiration of this Sublease, the Sublessor may require the Sublessee to restore the lands covered herein to its original condition insofar as it is reasonable to do so within ninety (90) calendar days thereof, except for such roads, excavations, alterations or other improvements which may be designated for retention by the Sublessor or a State agency having jurisdiction over said lands. When determined by the Sublessor or such State agency, cleared sites and roadways shall be replanted with grass, shrubs, or trees by the Sublessee.

79. Sublease subject to master lease

This Sublease is subject to the terms and conditions of the master lease (including without limitation General Leases No. S-5619, S-4717, and S-5157) between the Board of Land and Natural Resources of the State of Hawaii and Sublessor, a copy of which is attached hereto as Exhibit "F." Any conflicts between the provisions of this Sublease and the foregoing master lease shall be resolved in favor of the master lease.

DEFINITIONS

30. The use of any gender shall include all genders, and if there is more than one Sublessee, then all words used in the singular shall extend to and include the plural.

As used herein, unless clearly repugnant to the context:

a) "County" means the County of Hawaii and any governmental agencies or authorities thereof.

b) "Sublessee" means and includes the Sublessee, its officers, employees, invitees, successors or permitted assigns.

c) "Holder of a record of a security interest" means any person who is the owner or possessor of a security interest in the land subleased and who has filed with the Natural Energy Laboratory of Hawaii Authority and with the Bureau of Conveyances of the State of Hawaii a copy of such interest.

d) "Premises" means the subleased land and all buildings and improvements now or hereinafter constructed and installed on the subleased land.

e) "Waste" includes, but is not limited to, (1) permitting the subleased premises or any portion thereof to become unduly eroded or failure to take proper precautions or make reasonable effort to prevent or correct the erosion; (2) permitting a substantial increase in noxious weeds in uncultivated portions of the subleased premises; and (3) failure to employ all of the usable portions of the subleased premises.

f) "Improved land" is defined as land that has been leveled or filled to allow the construction of tenant facilities. The installation of utilities into the property is not a requirement to categorize the property as improved.

g) "Unimproved land" is defined as land that has not been leveled or filled to allow the construction of tenant facilities. The installation of utilities to the boundary of the property alone does not categorize the property as improved.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this      day of            (date).

"SUBLESSOR":

NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY

By: /s/ Ronald Nelson Baird
Its Chief Executive Officer

"SUBLESSEE": CELLANA LLC

By: /s/ Ariel Martinez
Its President

APPROVED AS TO FORM:

/s/ Bryan C. Yu
Deputy Attorney General

Dated: